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                                                              EXHIBIT 3.1


                           DESCRIPTION OF SECURITIES

        Following the closing of the sale of the Common Stock offered hereby, the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

COMMON STOCK

        There will be 4,000,000 shares of Common Stock outstanding after giving effect to the sale of the shares of Common Stock offered hereby. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

        The Company is authorized to issue up to 5,000,000 shares of undesignated Preferred Stock. The Board of Directors will have the authority to issue the undesignated Preferred Stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock, as well as to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. The issuance of any Preferred
Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of the Common
Stock. At present, the Company has no plans to issue any shares of Preferred Stock.

WARRANTS

        At the closing of this offering, the Company will issue to the Representative the Representative's Warrant to purchase for investment a maximum of 140,000 shares of Common Stock. The Representative's Warrant



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will be exercisable for a four-year period commencing one year from the date of this Prospectus. The exercise price of the Representative's Warrant will be $13.20 per share (assuming an initial public offering price per share of $11.00). The Representative's Warrant will contain anti-dilution provisions. The Representative's Warrant does not entitle the Representative to any rights as shareholders of the Company until such warrant is exercised and shares are purchased thereunder. The Representative's Warrant and the shares of Common Stock thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, if it shall cause to be filed with the Commission either an amendment to the Registration Statement of which this Prospectus is a part or a separate registration statement, the Representative shall have the right during the four-year period commencing on the date of this Prospectus to include in such amendment or Registration Statement the Representative's Warrant and the shares of Common Stock issuable upon its exercise at no expense to the Representative. Additionally, the Company has agreed that, upon written request by a holder or holders of 50% or more of the Representative's Warrant which is made during the exercise period of the Representative's Warrant, the Company will, on two separate occasions, register the Representative's Warrant and the shares of Common Stock issuable upon exercise thereof. The initial such registration will be at the Company's expense and the second registration will be at the expense of the holder(s) of the Representative's Warrant.

TRANSFER AGENT AND REGISTRAR

        The Transfer Agent and Registrar for the Common Stock is U.S. Stock Transfer Corporation, Glendale, California.




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